Amendment 2
to Non-exclusive Placement Agent Agreement

Whereas the there exists a Non-Exclusive Placement Agent Agreement dated August 12, 2010 (the “Agreement”) between PALLADIUM CAPITAL ADVISORS, LLC, a Delaware limited liability company (“Palladium”), and NEW GENERATION BIOFUELS HOLDINGS, INC., a Florida corporation (the “Company”)and,

Whereas there is a mutual desire to amend the Agreement,

The Parties agree as follows, effective as of October 4, 2010, the date of this amendment, that Paragraph 4(a) of the Agreement shall be replaced in its entirety with the following:

Paragraph 4.     a)     The Company agrees to pay Palladium, upon the culmination of each Transaction with Investors (each, a “Closing”), 5% in cash and 10% in shares of the Company’s Common Stock, of the proceeds received by the Company from such Investors introduced by Palladium. Shares of Common Stock payable hereunder by the Company to Palladium shall be made available via DWAC transfer at the same time as those issued to the Investors.  .

All other provisions of the Agreement remain unchanged and are incorporated herein by reference.

PALLADIUM CAPITAL ADVISORS, LLC

By:
Joel Padowitz, Chief Executive Officer

ACCEPTED AND AGREED
AS OF THE DATE FIRST
ABOVE WRITTEN:

NEW GENERATION BIOFUELS HOLDINGS, INC.

By:
Mr. Dane Saglio, Chief Financial Officer